                                   EXHIBIT 5
                                   ---------

                    [LETTERHEAD OF LEWIS, RICE & FINGERSH]


                                 June 19, 1995


The Board of Directors
CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

    RE:  REGISTRATION ON FORM S-8 OF 700,000 SHARES OF
         COMMON STOCK FOR ISSUANCE PURSUANT TO THE CNB
         BANCSHARES, INC. 1995 STOCK INCENTIVE PLAN

Gentlemen:

    In connection with the registration with the Securities and Exchange Commission of 700,000 shares of common stock, no par value per share (the "Securities"), of CNB Bancshares, Inc. (the "Company"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the CNB Bancshares, Inc. 1995 Stock Incentive Plan (the "Plan").

    As counsel to the Company, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to the Securities. We have examined and are familiar with the Company's Articles of Incorporation and Bylaws, each as amended, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

    Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Sincerely,

                            LEWIS, RICE & FINGERSH, L.C.

                            /s/ Lewis, Rice & Fingersh, L.C.